EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Magnum Hunter Resources Corporation of

(i)

our report dated February 29, 2012 (except for Note 16 as to which the date is January 11, 2013), relating to our audits of the consolidated financial statements of Magnum Hunter Resources Corporation and subsidiaries (collectively, the “Company”) as of December 31, 2011 and 2010 and for each of the years ended December 31, 2011, 2010 and 2009, and the financial statement schedule for the year ended December 31, 2011, appearing in Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on January 11, 2013;

(ii)

our report dated February 29, 2012 relating to the effectiveness of the Company’s internal control over financial reporting as of December 31, 2011, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2011, as amended;

(iii)

our report dated August 3, 2012, relating to our audit of the statements of revenues and direct operating expenses of the oil and gas properties purchased by Bakken Hunter, LLC, from Baytex Energy USA, Ltd. for the year ended December 31, 2011, appearing in Exhibit 99.1 to the Company’s Amendment No. 1 to Current Report on Form 8-K filed on August 6, 2012; and

(iv)

our report dated December 21, 2012, relating to our audits of the financial statements of PRC Williston, LLC, as of December 31, 2011 and 2010 and for each of the years ended December 31, 2011, 2010 and 2009, appearing in Exhibit 99.2 to the Company’s Current Report on Form 8-K filed on January 11, 2013.

We also consent to the references to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Hein & Associates LLP

Hein & Associates LLP
Dallas, Texas
January 11, 2013